Exhibit 10.27

SUBLEASE AGREEMENT

This Sublease Agreement (herein the “Agreement”) is made and entered into by and among XDx, Inc., a Delaware Corporation (“Sublessor”) and Atara Biotherapeutics, Inc., a Delaware corporation (“Subtenant”) this 10th day of January 2013 to be effective as of the Commencement Date (as hereinafter defined).

Recitals:

A. Sublessor as successor to Expression Diagnostics, Inc., is party to that certain Lease, a copy of which Lease has been provided to Subtenant and is attached as Exhibit A hereto, with BMR-Bayshore Boulevard LP a Delaware limited partnership (formerly known as BMR-Bayshore Boulevard LLC, a Delaware limited liability company) as Landlord, (the “Landlord”) which Lease was entered into effective as of April 27, 2006, as amended by that certain First Amendment to Lease dated as of November 10, 2010 (collectively, and as the same may have been or may be further amended, amended and restated, supplemented or modified from time to time, the “Master Lease”) with respect to the Premises defined in the Master Lease. Capitalized terms used and not defined herein shall have the meaning given to such terms in the Master Lease.

B. Sublessor desires to sublease a portion of the Premises to Subtenant, comprised of approximately 900 square feet of office space located on the second floor consisting of four fully furnished offices including tables, chairs and bookshelves and adjacent cubicle spaces, together with the nonexclusive use of certain common areas related thereto, all as more particularly described and depicted on Exhibit B attached hereto and incorporated herein by this reference (herein the “Subleased Premises”).

C. Pursuant to Section 25 of the Master Lease, Landlord’s consent is required in connection with the subleasing of all or a portion of the Premises.

Now therefore, subject to receipt of the prior written consent of Landlord, Sublessor and Subtenant hereby agree as follows:

1. Sublease. Sublessor hereby subleases to Subtenant, the Subleased Premises for a term of Six (6) months from the sublease commencement date. In addition to its occupancy of the Subleased Premises Subtenant shall have access to a conference room for up to ten (10) hours each month.

2. Commencement Date. The sublease commencement date (the “Commencement Date”) shall be January 14th, 2013, concurrent with Landlord’s consent, as contemplated by Section 16 of this Agreement. As of the Commencement Date Subtenant has conducted such investigation and inspection of the Subleased Premises as it deems appropriate.

3. Rent. The monthly rent due by Subtenant under this Agreement for the Subleased Premises shall be One Thousand Nine Hundred Thirty Five and no/100 Dollars ($1,935.00) (the “Monthly Rent”) which is equivalent to $2.15 per rentable square foot, payable in advance, on or before the first day of every month during the term and any extended term. Rent payable for January 2013 shall be prorated for the partial month. All rent shall be made payable to Sublessor and delivered to XDx, Inc., 3260 Bayshore Blvd., Brisbane, California, 94005, Attention Patrick O’Connell, or to such other person or such other address as Sublessor may from time to time designate for the payment of rent by notice to Subtenant. Except as otherwise provided herein, no additional rent shall be payable by Subtenant for building operating expense such as taxes, insurance, standard utilities, common area utilities, janitorial, water, garbage and common area maintenance, or for any increase in building operating expenses and taxes during Subtenant’s occupancy of the Subleased Premises. Mail is delivered to the main ground floor lobby of the building in which the Subleased Premises are located. Subtenant is responsible for picking up and distributing its own mail If Subtenant wishes to receive shredding services, such services are available for an additional charge. Sublessor reserves the right to charge Subtenant for any utilities which exceed standard office usage or that are separately metered for the exclusive use of Subtenant, if any.

4. Use of Subleased Premises. The Subleased Premises shall be used only for general office use (this use is the “Permitted Use”). The Subleased Premises shall not be used for any other use whatsoever without Sublessor’s prior written consent, and as applicable, without Landlord’s prior written consent. Subtenant will be allowed to use the existing PBX hardware, including desk units and speaker phones, located in the Subleased Premises. It is also understood and agreed that Subtenant’s employees and visitors will be restricted to the Subleased Premises as defined on Exhibit B and to the common areas in the Premises as are noted on Exhibit B. Under no circumstances will Subtenant’s employees and visitors be allowed to access the Subleased Premises through Sublessor’s premises not already leased to Subtenant. Only in an emergency situations will Subtenant’s employees and visitors be allowed to exit the facility through Sublessor’s occupied space. Subject to Landlord’s prior written consent, applicable covenants, conditions and restrictions and to applicable government code and regulation, Subtenant shall have the option to display (i) its logo prominently near the exterior entrance to the building; and (ii) its name and logo in the main lobby area of the building, with the exact detail of the signage to be determined by mutual agreement of Subtenant and Sublessor, and provided that the cost of such signage shall be at Subtenant’s cost and expense.

5. Furniture, Fixtures and Equipment. Subtenant shall have use of all of the existing furniture systems, including the private office and cubicle furniture, and any existing data/telecom cabling or other electrical systems in the Subleased Premises (herein the “FF&E”) during the term at no additional cost. Subtenant shall return the FF&E to Sublessor in the same condition as received, less reasonable wear and tear, at the expiration of the sublease term. Sublessor makes no warranties as to the working condition of the FF&E. Subtenant shall conduct its investigation of the condition of this personal property. Sublessor will locate the office table and chair in the corner office previously used as a library. Sublessor will rent one MFD photo copier to Subtenant at the then current applicable monthly lease rate. Sublessor reserves the right to terminate the copier rental by providing Subtenant not less than thirty (30) days prior written notice of such termination.

6. Information Technology. Subtenant will be responsible for paying Subtenant’s proportionate share (based on the number of phones they use) of the maintenance contract and support plan not to exceed Sublessor’s proportionate expenses for such services, plus Subtenant’s telephone usage charge. Subtenant will pay for any technology support, including PBX system programming, cabling and any related costs associated with setting up and

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maintaining such telephone system for Subtenant’s use. Sublessor agrees to provide contact information for the phone and bandwidth service providers currently supporting the Subleased Premises. Subtenant will have use of a 5MB line for internet access. Subtenant will be responsible for paying Subtenant’s proportionate share (based on the percentage of bandwidth capacity) of Sublessor’s expenses for such internet access and services. In addition Subtenant will pay for any technology support and any additional bandwidth capacity Subtenant may require. Subtenant shall contract separately for internet bandwidth capacity outside of the 5MB line made available by Sublessor.

7. Chemical Hygiene Plan. Subtenant is responsible for maintaining its own chemical hygiene plan and will comply with all applicable state and federal requirements, regulations, codes and laws applicable to the proper use and disposal of chemical and biological hazardous material at its cost and expense.

8. Right to Extend/Right of First Refusal. Subtenant shall have the right to extend the term hereof for up to three (3) additional six (6) month terms upon giving prior written notice to Sublessor of Subtenant’s intent to extend, which written notice shall be provided to Sublessor not less than ninety (90) days prior to the expiration of the then applicable term or extended term. In addition, if Sublessor chooses in its discretion to lease any of the adjacent area depicted on Exhibit B as Area 2 and any lab area depicted on Exhibit B as Area 3, (herein the “Expansion Space”) and should Sublessor receive and be prepared to accept a bona-fide offer to sublease such Expansion Space, Subtenant shall have the right of first refusal to sublease such Expansion Space (or any portion thereof) as provided herein. Following receipt of such third party bona-fide offer to sublease, Sublessor will notify Subtenant of its receipt of such offer. Following the giving of such notice Subtenant will have a period of 14 days to notify Sublessor in writing of its intent to exercise its right to sublease the Expansion Space (or any portion thereof). Should Subtenant exercise the right of first refusal, the monthly rental for the Expansion Space shall be $2.15 per rentable square foot for Area 2 and $2.75 per rentable square foot for Area 3 and the Expansion Space (or any portion thereof) so subleased will be deemed thereafter to comprise a portion of the Subleased Premises. Notwithstanding the foregoing, if prior to October 1, 2013 Subtenant elects to sublease at least 1,000 rentable square feet of any portion of the Expansion Space, Sublessor and Subtenant shall extend the term of this Agreement for a period of not less than one year from the commencement date of the Subtenant’s subtenancy of the Expansion Space (or portion thereof), with an option to extend the term for one year at the same applicable rate. In the event that Subtenant elects not to exercise its right of first refusal, Sublessor will be free to sublease to any third party. If Sublessor subleases space to a third party that is a competitor of Subtenant, Sublessor agrees to take reasonable steps to prevent such subtenant from having access to the Subleased Premises.

9. Subtenant’s Early Termination Right. Following ninety (90) days after the commencement date, if Sublessor is unable to provide adequate space to accommodate Subtenant’s expansion needs, Subtenant shall have the right to terminate this Agreement as provided herein. Subtenant may exercise the right to terminate upon providing Sublessor written notice of the Agreement termination, which notice may be given by Subtenant not earlier than ninety (90) days after the Commencement Date. Such notice shall be given not less than ninety (90) days prior to the termination date.

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10. Sublessor’s Early Termination/Relocation Right. Notwithstanding any other provision of this Agreement to the contrary, not less than ninety (90) days following the Commencement Date, if Sublessor has received and is prepared to accept a bona-fide offer to sublease more than 7,500 rentable square feet, and provided it is determined that there is no comparable space for Subtenant available within the space otherwise occupied by Sublessor under the Master Lease, Sublessor shall have the right to terminate this Agreement by providing Subtenant not less than ninety (90) days prior written notice of Sublessor’s intent to terminate the Agreement. In the event that Sublessor exercises such right, Subtenant shall be required to vacate the “office” area of the Subleased Premises within such ninety (90) day period. Subtenant shall have up to 120 days to vacate the “lab” area. Subtenant shall pay monthly rental to Sublessor with respect to the any portions of the Subleased Premises occupied by Subtenant. Notwithstanding the foregoing, Sublessor shall also have the right to relocate the Subtenant to other replacement and comparable office/lab space occupied by Sublessor under the Master Lease by giving not less than ninety (90) days prior written notice to Subtenant. Rent payable for such new Subleased Premises shall be the same per square foot price as was applicable immediately prior to the relocation. In the event that Sublessor exercises its right to relocate the Subleased Premises as provided herein, Sublessor shall relocate Subtenant to such space at Sublessor’s cost and expense. In the event that Sublessor terminates the Agreement without relocating Subtenant, Sublessor shall reimburse Subtenant for up to $5,000 for reasonable moving expenses incurred by Subtenant in moving out of the Subleased Premises, including early termination costs for vendors such as IT/Phone.

11. Security Deposit. Upon the execution and delivery of this Agreement Subtenant has given Sublessor a security deposit of $1,935 (the “Security Deposit”) in immediately available funds. No interest will accrue on the Security Deposit, and Sublessor will not be required to keep the Security Deposit in a separate account. If Subtenant fails to perform any of its obligations under this Agreement, Sublessor may use, apply or retain all or any portion of the Security Deposit to perform the obligation or to compensate Sublessor for any loss caused by the default. If Sublessor uses, applies, or retains any of the Security Deposit as permitted in this Section, then Subtenant will immediately deliver to Sublessor the amount necessary to restore the Security Deposit to its original amount. Within fifteen (15) days following the termination of this Agreement, and provided that Subtenant has complied with all of its obligations hereunder, Sublessor will return the remainder of the Security Deposit to Subtenant.

12. SUBTENANT ACCEPTS THE SUBLEASED PREMISES “AS IS” AS TO SUBLESSOR; SUBTENANT WAIVES ALL RIGHT TO REQUIRE SUBLESSOR TO PERFORM ANY MAINTENANCE, REPAIRS, AND REPLACEMENTS. As to Sublessor, Subtenant hereby (i) accepts the Subleased Premises and all of its parts (including, without limitation, all fixtures, glass, walls, heating, ventilation, and air conditioning equipment, and all other mechanical systems) in its condition on the Commencement Date and agrees that this condition is suitable for the Permitted Use, and (ii) waives any obligation on Sublessor’s part to keep the Subleased Premises safe and in a condition suitable for the Permitted Use, and (iii) waives all express or implied representations or warranties on the part of Sublessor, including, but not limited to, all warranties with respect to the provisions of the Master Lease, which Subtenant has reviewed, all warranties that the Subleased Premises are suitable for the Permitted Use or are free from vices, defects, or deficiencies, whether hidden or apparent, and all warranties under applicable law but only to the extent not expressly prohibited by applicable law. /s/ IC INITIALS OF SUBTENANT

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13. Master Lease. Sublessor hereby acknowledges that it has delivered a copy of the Master Lease to Subtenant, and Subtenant hereby acknowledges that it has received and reviewed a copy of the Master Lease.

(a) This Agreement is subject and subordinate to the Master Lease, and Subtenant shall not perform any activity which, if performed by Sublessor, would cause Sublessor to be in violation of its obligations under the Master Lease.

(b) Sublessee shall pay the Monthly Rent for the Subleased Premises to Sublessor as set out herein.

(c) The term of this Agreement shall be the term set forth herein, as the same may be extended, provided, however, that should the Master Lease terminate for any reason before the end of the then applicable term, then this Agreement shall terminate on that termination date with the same effect as if the Master Lease termination date were the original termination date of this Agreement. Sublessor will not be liable or responsible to Subtenant for this early termination unless the termination is caused by Sublessor and not by Subtenant’s failure to perform its obligations assumed under this Agreement.

(d) Subtenant hereby waives any and all claims and other matters with respect to Sublessor and Landlord that Sublessor waives with respect to Landlord in the Master Lease. With respect to, and to the extent of the Subleased Premises only, Subtenant hereby assumes all of Sublessor’s reimbursement and indemnification obligations set forth in the Master Lease with respect to loss, damage, and claims in connection with Subtenant’s use or occupancy of the Subleased Premises and agrees that these obligations will run in favor of and be enforceable against Subtenant by Sublessor as well as by Landlord; provided, however, this sentence shall not apply with respect to any liability in respect of Hazardous Materials, any such liability being covered by Section 20 of this Agreement.

(e) At all times, Subtenant will carry all policies of insurance that Sublessor is obligated to carry under the Master Lease with respect to the Subleased Premises, provided that with respect to all policies on which Landlord is obligated to be named as an additional insured, Sublessor will also be named as additional insured, along with Landlord and all other persons and entities that are required to be named in the Master Lease, and with respect to all policies in which all of the insurer’s rights of subrogation are to be waived by the insurer as to Landlord, all of the insurer’s rights of subrogation are hereby waived and shall also be waived by the Subtenant’s insurer as to Sublessor and its property manager. Before taking possession of the Subleased Premises, Subtenant shall deliver to Sublessor and Landlord certificates of insurance (and at Sublessor’s request, original policies) evidencing the existence and amounts of all policies of insurance required hereunder, along with evidence that these policies contain the required loss payable, additional insured, waiver of subrogation and other required clauses reasonably satisfactory to Sublessor and, if required by the Master Lease, Landlord, as well as satisfactory evidence that Subtenant has paid the premium for each required policy for the full period shown in the certificate (or that Sublessor and Landlord, as applicable, will receive at

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least 30 days’ notice prior to the cancellation of any such policy). No less than 30 days before any of the insurance policies required under this Sublease is cancelled or expires, Subtenant shall deliver to Sublessor and, if required by the Master Lease, Landlord, certificates of insurance (and at Sublessor’s request, original policies) evidencing the replacement or renewal policies and that they satisfy this Subsection, as well as satisfactory evidence that Subtenant has paid the premium for the full period shown in the certificate (or that Sublessor and Landlord as applicable, will receive at least 30 days’ notice prior to the cancellation of any such policy). Each certificate of insurance will contain or be accompanied by a certificate of the insurer that the policies shown in the certificate may not be canceled or modified without 30 days’ prior notice to Sublessor, Sublessor’s property manager, and each person that is required to be notified under the Master Lease.

(f) On each occasion on which the Landlord reserves the right to enter the Subleased Premises in the Master Lease, this right will run in favor of Sublessor as well as Landlord.

(g) On each occasion on which Landlord is obligated to perform work, repairs, repainting, or restoration, to supply services, or to perform any other obligations under the Master Lease or by law, the Sublessor’s sole obligation with respect thereto under this Agreement shall be (i) to request that Landlord perform these obligations after Sublessor has received a written request from Subtenant that Landlord perform these obligations, and (ii) to use its reasonable efforts to obtain this performance from the Landlord.

(h) Subtenant shall not sublease or assign its rights under this Agreement or permit any other person or entity to occupy the Subleased Premises without Sublessor’s prior consent, which consent shall be subject to such conditions, requirements, and documentation as Sublessor may determine in its discretion. Any sublease or assignment shall also be subject to all consents, restrictions and requirements set out in the Master Lease. In no event shall any sub-sublease or assignment of Subtenant’s rights under this Agreement release Subtenant from any of its obligations or liabilities under this Agreement.

14. Default. The occurrence of any one or more of the following events shall, at Sublessor’s option, be an event of default (“Event of Default”) under this Agreement:

(a) Subtenant fails to pay any rent on the date on which it is due and this failure continues for 5 days after notice by Subtenant of this failure (provided that if Subtenant fails to pay rent when due on two occasions during a twelve-month period and if Sublessor gives Subtenant notice of this failure on these occasions, then an Event of Default will occur immediately, without any notice or opportunity to cure, if during the same twelve-month period, Subtenant again fails to pay any rent on the date on which it is due); or

(b) Subtenant (x) fails to keep in effect any of the insurance required under this Sublease, with no notice or opportunity to cure, or (y) fails to provide Sublessor or Landlord with a certificate of insurance or evidence of payment of insurance premiums at any time when required, and Subtenant fails to cure this failure described in (y) within 5 days after notice by Sublessor to Subtenant of this failure;

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(c) Subtenant fails to perform or violates any of the obligations under the Master Lease that Subtenant is obligated to perform or not to violate and this failure to perform or violation is of such a nature that it will permit the Landlord to terminate the Master Lease if it continues; or

(d) Subtenant fails to comply with any of its obligations under this Agreement when this compliance is due, and this failure continues for 30 days after notice by Sublessor to Subtenant of this failure (provided that if two such failures occur during any twelve-month period and if Sublessor gives Subtenant notice of the failure on each occasion, then an Event of Default will occur immediately, and without notice or opportunity to cure, if during the same twelve-month period, Subtenant again violates or fails to comply with the same or any other provision of this Agreement); or

(e) Subtenant becomes insolvent or files a voluntary petition in bankruptcy or a petition for involuntary reorganization or bankruptcy is filed against Subtenant, or Subtenant is dissolved or adjudicated bankrupt, or a receiver is appointed for Subtenant’s business or its assets, or Subtenant makes an assignment for the benefit of its creditor.

15. Sublessor’s Remedies. Upon the occurrence of an Event of Default, Sublessor may proceed at its option: (i) to keep this Agreement in effect, reserving its right to proceed later for the remaining installments of rent as they become due, and at Sublessor’s option, proceed for specific performance and/or an injunction to enforce specific provisions of this Agreement; or (ii) declare all of the unpaid installments of monthly rent for the remainder of the term at once due and payable, with each monthly rent installment being discounted to present value at the rate of 3% per annum (the “Discount Rate”), whereupon this entire amount shall become and be immediately due and payable, with this Agreement remaining in effect, Subtenant remaining obligated to perform all other obligations this Agreement, and Sublessor reserving the right to collect all additional amounts that become due; (iii) terminate this Agreement by notice to Subtenant, and in that event, this Agreement will terminate on the date designated by Sublessor in its termination notice, and Subtenant will remain liable as provided below; and/or (iv) enforce any or all other rights or remedies provided in this Agreement or permitted by law. All rights and remedies of Sublessor under this Agreement shall be cumulative, and none shall exclude any other right or remedy allowed by this Agreement or by law.

If Sublessor elects option (iii) and terminates this Agreement, then Sublessor may release the Subleased Premises for such price and on such terms as may be immediately obtainable, and Subtenant will be and remain liable, not only for all rent due and other obligations incurred up to the termination date of this Lease and for all damages that accrue until Subtenant vacates or is removed from the Subleased Premises, but also for stipulated or liquidated damages for its nonperformance equal to the sum of (a) all expenses that Sublessor incurs in re-entering and re-possessing the Subleased Premises, putting the Subleased Premises in proper repair, curing Subtenant’s defaults, removing improvements and Subtenant’s property and reletting the Subleased Premises, including reasonable attorney’s fees and disbursements, actual sheriff’s fees, and market-rate brokerage fees incurred in this re-leasing, plus the amount by which the aggregate of all monthly rent that Sublessor was to have received under this Agreement from the date on which Subtenant vacated or was removed from the Subleased Premises to the term expiration, exceeds the fair market value of the Subleased Premises during this period.

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In addition to, and not instead of the above remedies, if Subtenant fails to perform any of its obligations under this Agreement when its performance is due, then Sublessor will have the right, but not the obligation, to pay all sums and take all actions that are necessary or desirable to perform Subtenant’s obligations. If Sublessor elects to perform Subtenant’s obligations, then Subtenant will reimburse Sublessor for the costs incurred by Sublessor in doing so, plus an additional 15% of these costs to reimburse Sublessor for its administrative expense, within 5 days after demand. The performance by Sublessor of Subtenant’s obligations will not be construed as a modification or waiver of any provision of this Agreement and these obligations will remain the obligations of Subtenant. In addition, neither the performance of Subtenant’s obligation by Sublessor nor Sublessor’s failure to perform obligations will preclude Sublessor from exercising any of its rights or remedies set out in this Agreement or by law by reason of Subtenant’s default.

16. Additional Termination Right. Notwithstanding the provisions of Sections 9 and 10 of this Agreement, each of Subtenant and Sublessor shall have the right to terminate this Agreement upon providing ninety (90) days prior written notice to the other party; provided, however, that any such notice shall not be provided earlier than the date occurring ninety (90) days after the Commencement Date.

17. Notices. Any notice or other communication required or permitted to be given under this Agreement by Subtenant to Sublessor shall be in writing and shall be delivered in person or sent by United States Certified or Registered Mail, postage prepaid, return receipt requested, and addressed to Sublessor at the place where rent is required to be paid hereunder. Any notice or other communication required or permitted to be given under this Agreement by Sublessor to Subtenant shall be in writing and shall be delivered in person or sent by United States Certified or Registered Mail, postage prepaid, return receipt requested, addressed to Subtenant at the Subleased Premises. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be.

18. Interest; Late Charges. Any amount due to Sublessor that is not paid when due shall bear interest at the rate of 12% per annum (the “Default Rate”) from the date due, until paid in full. In addition, if Subtenant fails to pay any amount due under this Agreement within 5 days after the due date, then in addition to the amount due, Subtenant shall pay Sublessor a late charge equal to 6% of the amount due. Payment of this interest and this late charge shall not excuse or cure any default by Subtenant under this Agreement or be construed as a waiver of Sublessor’s right to enforce any other remedies with respect to any other provisions of this Agreement.

19. Attorneys’ Fees. In the event of a default or breach of this Agreement the nondefaulting party shall be entitled to any and all remedies allowed at law or in equity, including without limitation, specific performance and the recovery of all damages, costs and expenses incurred by the nondefaulting party as a result of such breach or default and including the recovery of all reasonable legal fees, costs and expenses incurred by such nondefaulting party in enforcing their rights hereunder.

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20. Hazardous Materials; Mold. Subtenant represents and warrants that it will use the Subleased Premises for executive offices only and not for laboratory use of any kind. Subtenant shall not introduce any unlawful or unpermitted levels of any asbestos, petroleum products, or hazardous, infectious, or toxic materials, substances, or solid wastes (collectively, “Hazardous Materials”) into the Subleased Premises, the water supply or other utilities or drainage system supporting the Subleased Premises, or any property adjoining the Subleased Premises, and shall not introduce any mold or bacterial or fungal matter into the Subleased Premises that is harmful to humans. With respect to Hazardous Materials, if any, that are necessary for the normal operation of the permitted use of the Subleased Premises, Subtenant shall comply, at its expense, with the Master Lease and with all applicable laws ordinances, rules, and regulations of all federal, state, and local government authorities (“Laws”) pertaining to the transportation, storage, handling, treatment, emission, use, or disposal of these Hazardous Materials, including, without limitation, the obtaining of any necessary permits, and in no event shall Subtenant dispose of Hazardous Materials on the Subleased Premises. Subtenant agrees to notify Sublessor immediately of any claim, loss or damage resulting from the actual or alleged presence of Hazardous Materials or mold or bacterial or fungal matter on the Subleased Premises, and in such event, Subtenant shall, at Subtenant’s expense, and after consultation with and approval by Sublessor, remove all such Hazardous Materials and all such mold and bacterial and fungal matter from the Subleased Premises in accordance with all applicable Laws, but Subtenant shall only be obligated to do so to the extent Subtenant actually introduced such Hazardous Materials or such mold, bacterial or fungal matter into the Subleased Premises. Subtenant shall furthermore indemnify, defend and hold Sublessor and its property manager and their respective agents, employees, contractors, successors and assigns, harmless from and against any penalties, claims, injunctions, suits, causes of action, costs and fees, including attorneys’ fees, arising from or connected with any Hazardous Materials and any and all mold and fungal matter, in each case to the extent the same was introduced into the Subleased Premises by Subtenant. This provision shall survive the termination of this Agreement.

21. Miscellaneous. The section and paragraph captions and headings are for convenience of reference only and in no way shall be used to constitute or modify the provisions set forth in this Agreement. If more than one person signs this Agreement as Subtenant, each signatory shall be included in the term “Subtenant” and shall be liable for all obligations of the Subtenant under this Agreement; that is, each signatory will be liable for all obligations as if it was the only person that signed this Agreement as the Subtenant. The term “days” will mean calendar days unless “business days” are stated. “Business days” will mean days on which banks in the county in which the Subleased Premises are located are open for business. The term “person” will mean any person, corporation, partnership, limited liability company, or other entity. If there is any conflict between the printed portions and the typewritten or handwritten portions of this Agreement, the typewritten or handwritten portions shall prevail. This Agreement shall be governed by and construed in accordance with California law. All terms and words used in this Agreement, regardless of their number and gender, shall be deemed and construed to include any other number, singular or plural, and any other gender masculine, feminine, or neuter, as the context may require.

22. Subject to Landlord’s Consent. The Master Lease requires that the Landlord consent to subleases. Accordingly this Agreement shall be null and void unless written consent to this Agreement is granted by the Landlord on or prior to the Commencement Date.

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Dated the date and year first above written.

SUBLESSOR:	XDx, Inc., a Delaware Corporation

	By:	/s/ Peter Maag
	Name:	Peter Maag
	Title:	CEO

	Date of Execution:	January 11, 2013

SUBTENANT:	Atara Biotherapeutics, Inc., a Delaware corporation

	By:	/s/ Isaac Ciechanover
	Name:	Isaac Ciechanover
	Title:	CEO

	Date of Execution:	January 10, 2013

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EXHIBIT A

LEASE

by and between

BMR-BAYSHORE BOULEVARD LLC,

a Delaware limited liability company

and

EXPRESSION DIAGNOSTICS, INC.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of April 27, 2006, by and between BMR-BAYSHORE BOULEVARD LLC, a Delaware limited liability company (“Landlord”), and EXPRESSION DIAGNOSTICS, INC., a Delaware corporation (“Tenant”). The date on which this Lease has been executed by both parties hereto is referred to herein as the “Effective Date.”

RECITALS

A. WHEREAS, Landlord owns ce1iain real property (the “Property”) and the buildings improvements thereon located at 3260 Bayshore Boulevard in Brisbane, California, including the building located thereon (the “Building”) in which the Premises (as defined below) are located; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located in the Building, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, which consist of (a) the portion of the first (1st) floor of the Building shown on Exhibit A attached hereto and (b) the second (2nd) floor of the Building. The Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, including, without limitation, the Building (but excluding other buildings), are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Building, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and Building lobbies, are hereinafter referred to as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. Rentable Area of Premises: 46,034 sq. ft.

2.3. Rentable Area of Building: 61,444 sq. ft.

2.4. [Intentionally omitted]

2.5. [Intentionally omitted]

2.6. Basic Annual Rent:

Months	Square Feet	Lease Rate/Per Month
1-3	30,000	Free
4-12	35,000	$2.15 NNN
13-24	40,000	$2.15 NNN
25-36	46,034	$2.20 NNN
37-48	46,034	$2.30 NNN
49-60	46,034	$2.35 NNN
61-72	46,034	$2.40 NNN
73-84	46,034	$2.45 NNN

2.7. [Intentionally omitted]

2.8. Tenant’s Pro Rata Share: 74.92% of the Building

2.9. Estimated Term Commencement Date: November 1, 2006

2.10. Estimated Term Expiration Date: October 31, 2013

2.11. Security Deposit: $197,946, subject to decrease in accordance with the terms hereof

2.12. Permitted Use: General office and laboratory, research and development and all related uses in conformity with Applicable Laws (as defined below)

2.13. Address for Rent Payment:	BMR-Bayshore Boulevard LLC Unit D P.O. Box 51918 Los Angeles, California 90051-6218

2.14. Address for Notices to Landlord:	BMR-Bayshore Boulevard LLC
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Attn: General Counsel

2.15. Address for Notices to Tenant:	Prior to the Term Commencement Date:

Expression Diagnostics, Inc.
750 Gateway Blvd., Suite H
South San Francisco, CA 94080
Attn: Chief Financial Officer

After the Term Commencement Date:

Expression Diagnostics, Inc.
3260 Bayshore Blvd.
Brisbane, CA 94005
Attn: Chief Financial Officer

2.16. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit C	[Intentionally omitted]
Exhibit D	Rules and Regulations
Exhibit E	Form of Estoppel Certificate
Exhibit F	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit G	Work Letter

3. Term.

3.1. This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

3.2. The actual term of this Lease (the “Term”) shall be that period from the actual Term Commencement Date as defined in Section 4.2 below through the Term Expiration Date, subject to earlier termination of this Lease as provided herein.

3.3. Tenant shall have the right to terminate this Lease at any time after the fifth (5th) anniversary of the Term Commencement Date upon twelve (12) months’ prior written notice to Landlord; provided that Tenant shall pay to Landlord on or before the termination date (a) an early termination fee equal to six (6) months of the then-current Basic Annual Rent and (b) the unamortized portion of (i) any leasing commissions and (ii) any Tenant Improvements financed with the Additional TI Allowance (as defined below).

4. Possession and Commencement Date.

4.1. Landlord shall tender possession of the Premises within one (1) business day after the Effective Date. Landlord agrees to use commercially reasonable efforts to complete Landlord’s Work (as defined below) within one hundred twenty (120) days after building permits are obtained for the improvements to be made to the Premises in accordance with this Lease. Tenant agrees that in the event Landlord’s Work is not Substantially Complete (as defined below) within such one hundred twenty (120) day period after the Effective Date, then this Lease shall not be void or voidable and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. If Landlord fails to timely achieve Substantial Completion of Landlord’s Work for any reason whatsoever, then Landlord shall have no liability to Tenant for such failure, but the Term Commencement Date and the Term Expiration Date shall be extended accordingly; provided, however, that the Term Commencement Date and the Term Expiration Date shall not be extended to the extent that any delay in achieving Substantial Completion of Landlord’s Work is caused by (a) the failure of Tenant or Tenant’s architect to timely deliver any item in the Work Letter, (b) the actions or omissions of Tenant or its employees, agents, contractors or architects, or (c) a default by Tenant of its obligations under this Lease (each, a “Tenant Delay”). Landlord’s Work shall be deemed “Substantially Complete” if Landlord has completed all of Landlord’s Work, subject only to a punchlist of items that do not materially and substantially interfere with Tenant’s construction of the Tenant Improvements (as defined below). Tenant shall deliver to Landlord promptly after Tenant’s receipt thereof (y) a certificate of occupancy for the Premises suitable for the Permitted Use and (z) a Certificate of Substantial Completion in the form of the American Institute of Architects document 0704, executed by the project architect and the general contractor. “Landlord’s Work” means (a) installation of a sliding or roll-up glass door (the “Door”) to be used for shipping and receiving purposes in accordance with plans and specifications provided by Tenant, subject to Landlord’s approval, (b) installation of demising walls to separate the Premises from the balance of the Building, (c) installation of separate meters or submeters for water and electricity provided to the Premises (provided that (i) Tenant shall have dedicated space in an electrical room in the Premises for any such meter or submeter, (ii) Landlord shall be responsible for reading any such meters and submeters and quantifying Tenant’s use of such utilities for purposes of Tenant’s reimbursement of the cost of such utilities to Landlord and (iii) Tenant shall provide to Landlord reasonable access to such meters and submeters for the purpose of Landlord’s reading thereof), (d) installation of direct digital controls to measure air flow to the Premises from the HVAC system and (e) any work required to cause the Building heating, ventilation and air conditioning system, plumbing system and electrical system (collectively, the “Relevant Systems”) to be in good working order and repair as of the Term Commencement Date. In the event that the Relevant Systems are not in good working order and repair as of the Term Commencement Date, Landlord shall make any repairs and material capital replacements to such Relevant Systems at Landlord’s sole cost and expense; provided that such obligation shall not extend to customary maintenance or capital improvements. Landlord shall use commercially reasonable efforts to order the Door once Landlord and Tenant have approved the specifications therefor. Notwithstanding anything in this Lease or the Work Letter to the contrary, in the event that, despite such efforts by Landlord, the timing of delivery of the Door prevents Landlord from timely completing Landlord’s Work, Tenant shall not be entitled to any remedies for such delay, including, without limitation, abatement of Rent, and Landlord shall, on or before the Term Commencement Date, install a temporary alternative to the Door that is reasonably satisfactory to Landlord and Tenant.

4.2. The “Term Commencement Date” shall be the later of (i) November 1, 2006 or (ii) the date on which Landlord’s Work is Substantially Complete (or the date on which Landlord’s Work would have been Substantially Complete absent Tenant Delay or Force Majeure (as defined below)); provided, however, that if the Term Commencement Date is not the first day of a calendar month, then the first lease year shall be extended through the last day of the calendar month in which the first 12-month period expires, and Rent for the additional period at the end of the first lease year shall be payable at the rate for the 12th month of the Term. “Force Majeure” means accident; breakage; repair; governmental regulation, moratorium or other governmental action. The “Term Expiration Date” shall be the day immediately preceding the seventh (7th) anniversary of the Term Commencement Date, provided that if such preceding day is not the last day of a calendar month, then the Term Expiration Date shall be the last date of the calendar month in which such preceding day occurs. Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the actual Term Commencement Date and the Term Expiration Date when such are established, and shall attach it to this Lease as Exhibit B. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

4.3. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Section 21 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Basic Annual Rent or Additional Rent (as defined below).

4.4. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

4.5. Tenant shall cause to be constructed the tenant improvements in the Premises (the “Tenant Improvements”) pursuant to the Work Letter at a cost to Landlord (the “Tenant Improvement Allowance”) not to exceed Three Million Four Hundred Fifty-Two Thousand Five Hundred Fifty Dollars ($3,452,550) (based upon Seventy-Five Dollars ($75) per rentable square foot), which amount shall include the costs of (a) construction, (b) project management by Landlord (which fee shall equal Four Thousand Dollars ($4,000) per month, not to exceed Forty Thousand Dollars ($40,000) total), (c) space planning, architect, engineering and other related services and (d) building permits and other planning and inspection fees. If the total cost of the Tenant Improvements exceeds Seventy-Five Dollars ($75) per square foot of Rentable Area of the Premises, then the overage shall be paid by Tenant prior to the Term Commencement Date; provided, however that Tenant may withhold any retainage properly withheld by Tenant pursuant to its contract(s) with contractors and any other amounts to which Landlord approves in advance in writing, which approval Landlord shall not unreasonably withhold, condition or delay (collectively, the “Excluded Amounts”); provided, further, that Tenant shall pay the Excluded Amounts when required by such contract(s) or by Applicable Laws (as defined below). Tenant shall have until December 31, 2007, to expend the unused portion of the Tenant Improvement Allowance, after which date Landlord’s obligation to fund such costs shall expire. Any unused portion of the Tenant Improvement Allowance shall be credited against Tenant’s obligation to pay Rent, with such unused amount amortized over the Initial Term of this Lease and resulting in corresponding reductions in Tenant’s obligation to pay monthly installments of Basic Annual Rent. As used herein, the term “Initial Term” shall mean the period commencing on the Term Commencement Date and expiring on the Term Expiration Date.

4.6. The selection of the architect, engineer, general contractor and major subcontractors shall be in accordance with the terms of the Work Letter.

4.7. In addition to the Tenant Improvement Allowance, Landlord shall make available to Tenant Nine Hundred Twenty Thousand Six Hundred Eighty Dollars ($920,680), based upon

Twenty Dollars ($20) per rentable square foot (the “Additional TI Allowance”) for construction of the initial Tenant Improvements. Tenant shall repay to Landlord, in equal monthly installments as Additional Rent (as defined below), the Additional TI Allowance amortized over the Initial Term of the Lease at an interest rate of nine percent (9%).

5. Rent.

5.1. Tenant shall pay to Landlord as Basic Annual Rent for the Premises, commencing on the Term Commencement Date, the sum set forth in Section 2.6. Basic Annual Rent shall be paid in equal monthly installments, each in advance on the first day of each and every calendar month during the Term.

5.2. In addition to Basic Annual Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s pro rata share, as set forth in Section 2.8 (“Tenant’s Pro Rata Share”), of Operating Expenses as provided in Section 7 and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

5.3. Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.13 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

6. [Intentionally omitted]

7. Operating Expenses.

7.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving such Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Building; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws (as defined below) or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Building or the parking facilities serving the Building; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project including, by way of example and not of limitation, costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project or Building systems and equipment; telephone, postage, stationary supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; the cost of any Allowable Capital Improvements (as defined below), the cost of which is less than or equal to Twenty-Five Thousand Dollars ($25,000); the cost of any Allowable Capital Improvements (as defined below), the cost of which is greater than Twenty-Five Thousand Dollars ($25,000), amortized over their useful lives as Landlord shall reasonably determine; costs of complying with any federal, state, municipal or local laws and regulations, including both statutory and common law and hazard waste rules and regulations (“Applicable Laws”); insurance premiums, including premiums for public liability, property casualty, earthquake and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies (provided, however, that Landlord shall maintain commercially reasonable insurance deductibles, which, as of the date hereof, do not exceed Ten Thousand Dollars ($10,000) per incident); service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including, without limitation, janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen. As used herein, the term “Allowable Capital Improvements” shall mean capital improvements that are reasonably required to keep the Building or the Project (excluding any other buildings) in good condition and repair or to comply with any Applicable Laws enacted or otherwise first effective after the Term Commencement Date; provided, however, that Allowable Capital Improvements shall exclude any capital improvements to the extent that they exceed both (i) the standard of construction used for the Building or the Project, as applicable, when originally built and (ii) the standard of construction that is consistent with then-existing prudent industry practices, in each case except to the extent that upgrades are required by any Applicable Laws.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions or finders’ fees; attorneys’ fees, advertising costs, space planning costs and other costs incurred by Landlord in leasing or attempting to lease space in the Building or the Project; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including, but not limited to, grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses, accountants’ fees and other costs and expenses incurred in connection with negotiations or disputes with past, present or prospective tenants; costs of repairs to the extent reimbursed by tenants (other than as their pro rata share of operating expenses pursuant to their respective leases), warrantors or other third parties or by payment of insurance or condemnation proceeds received by Landlord or to the extent such costs would have been reimbursed had Landlord obtained the insurance policies that Landlord is required to carry pursuant to this Lease; interest and principal upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof and other debt costs (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 7.1(a)); rental under any ground or underlying lease; depreciation on the Building; salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes and other “non cash” items (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 7.1(a)); taxes of the types set forth in Subsection 7.1(a); costs, fines, interest and penalties incurred due to the late payment of taxes of the types set forth in Subsection 7.1(a); any bad debt loss or rent loss; the cost of any services in the Building or the Project provided by Landlord or any Landlord affiliate to the extent the same materially exceeds the costs of such services rendered by qualified, unaffiliated third parties on a competitive basis in the Brisbane area; costs arising from the presence of Hazardous Materials in or about the Building or the Project that were present at the Building or the Project prior to the Term Commencement Date (other than those present as a result of the acts or omissions of Tenant or its employees, agents, consultants or contractors) or costs arising from the use, disposal or release of Hazardous Materials by other tenants in the Building; and costs incurred in connection with the sale, financing or refinancing of the Building or the Project. Notwithstanding the foregoing, to the extent that any Common Area expenses benefit buildings in addition to the Building, Landlord agrees to include in Operating Expenses only that portion of such Common Area expenses that is reasonably allocated to the Building.

7.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(a) The “Property Management Fee” shall equal two percent (2%) of the Basic Annual Rent due from Tenant.

(b) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be immediately due and payable. If the amounts paid by Tenant pursuant to this Section 7.2 exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(c) Any amount due under this Section 7.2 for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

7.3. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. If, during such ninety (90)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord shall provide Tenant with access to Landlord’s books and records and such information as Landlord reasonably determines to be responsive to Tenant’s questions. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant (at Tenant’s sole cost and expense, unless the Independent Review indicates that Landlord overstated the Operating Expenses by more than five percent (5%) of the actual Operating Expenses, in which event Landlord shall reimburse Tenant for the fees and costs of the Independent Review) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the Independent Review shows that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such results.

7.4. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of possession. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises or (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

7.5. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

8. Rentable Area.

8.1. The term “Rentable Area” as set forth in Section 2 and as may otherwise be referenced within this Lease reflects such areas as have been reasonably calculated by Landlord’s architect.

8.2. The “Rentable Area” of the Building has generally been determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor has been computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

8.3. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

8.4. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including, but not limited to, that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom. In making such allocations, consideration has been given to tenants benefited by space allocated such that the area that primarily serves tenants of only one floor, such as corridors and restrooms upon such floor, has been allocated to usable area of the Building as a whole.

8.5. The Rentable Areas set forth Section 2 have been agreed to by Landlord and Tenant and shall not be subject to adjustment, unless Tenant exercises its right to expand the Premises pursuant to Section 43 below.

9. Security Deposit.

9.1. No later than thirty (30) days after the Effective Date (time being of the essence), Tenant shall deposit with Landlord either a letter of credit (the “Letter of Credit”) or immediately available funds (the “Cash Deposit”) in the amount set forth in Section 2.11, which Letter of Credit or Cash Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period beginning on the Effective Date and ending upon the expiration or earlier termination of the Lease; provided, however, that if Tenant deposits with Landlord the Cash Deposit, then Landlord agrees to return the Cash Deposit to Tenant within two (2) business days after Landlord’s receipt of the Letter of Credit. Landlord shall be entitled to use the Cash Deposit in any circumstance where Landlord would be entitled to draw upon the Letter of Credit under this Lease. The Letter of Credit shall be (a) in a form reasonably acceptable to Landlord, (b) issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (c) for the benefit of Landlord, but assignable by Landlord to any subsequent purchaser or encumbrancer of the Building or the Project, (d) automatically renewable from year to year throughout the Term, (e) payable by sight draft in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord stating that a Default under this Lease has occurred and has not been cured within any applicable cure period and (f) payable in the event such Letter of Credit is not renewed on or before the date that is thirty (30) days prior to its expiration. If there is a Default by Tenant with respect to any provision of this Lease, including, but not limited to, any provision relating to the payment of Rent, then Landlord may (but shall not be required to) draw upon the Letter of Credit and use, apply or retain any amount drawn for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s Default. If the Letter of Credit is so drawn, then Tenant shall, within ten (10) days after such draw, replace the Letter of Credit with a new letter of credit conforming to the requirements of this Section 9.1, at Tenant’s sole cost and expense. Tenant’s failure to do so shall be a material breach of this Lease.

9.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

9.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

9.4. If no Default or Imminent Default (as defined below) by Tenant has occurred on or before the date that is three (3) years after the Term Commencement Date, then Tenant may reduce the amount of the Letter of Credit to Ninety-Eight Thousand Nine Hundred Seventy-Three Dollars ($98,973), at no cost to Landlord; provided, however, that if Landlord does not allow the Letter of Credit to be so reduced as the result of an Imminent Default by Tenant, then Landlord agrees to notify Tenant of such Imminent Default and if Tenant cures such Imminent Default within the cure period provided in Section 24.4 below, if any, then immediately upon completion of such cure Tenant may reduce the amount of the Letter of Credit to Ninety-Eight Thousand Nine Hundred Seventy-Three Dollars ($98,973), at no cost to Landlord. If there is no uncured Default or Imminent Default by Tenant as of the expiration or earlier termination of this Lease, then the Letter of Credit shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease; provided, however, that if Landlord does not so return the Letter of Credit as the result of an Imminent Default by Tenant, then Landlord agrees to notify Tenant of such Imminent Default and, if Tenant cures such Imminent Default within the cure period provided in Section 24.4 below, if any, then Landlord shall return the Letter of Credit to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the completion of such cure. As used in this Lease, the term “Imminent Default” shall mean the occurrence of an event that with the giving of notice or the passage of time or both would constitute a Default.

10. Use.

10.1. Tenant shall use the Premises for the purpose set forth in Section 2.12, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

10.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

10.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building and the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section.

10.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

10.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

10.6. No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

10.7. No sign, advertisement or notice shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent; provided that Tenant shall have the right to install a sign with its name and corporate logo on the exterior of the Building, the size, appearance and characteristics of which shall be subject to Landlord’s prior written consent. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering.

10.8. Tenant shall cause any office equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Building. Further, Tenant shall not place any equipment weighing five hundred (500) pounds or greater within the Premises without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

10.9. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Project, or injure or unreasonably annoy them, or (b) use or allow the Premises to be used for immoral or unlawful purposes, nor shall Tenant knowingly cause, maintain or permit any nuisance or waste in, on or about the Premises, the Building or the Project.

10.10. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of such improvements to comply with the ADA. Notwithstanding the foregoing, Landlord shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the existing structural portions and tenant improvements of the Premises as of the date of this Lease, the “path of travel” into and within the Building (but not within the Premises, except as specifically described in this sentence) and the Project’s parking lots, walkways and landscaping areas with the ADA, and Landlord shall indemnify, defend and hold harmless Tenant from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of Landlord to make such aspects of the Project comply with the ADA. The provisions of this Section 10.10 shall survive the expiration or earlier termination of this Lease.

11. Brokers.

11.1. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, other than CRESA Partners (“Broker”), and that it la1ows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

11.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

11.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations and warranties contained within Sections 11.1 and 11.2.

12. Holding Over.

12.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) the Basic Annual Rent in accordance with Section 5, and (b) Tenant’s Pro Rata Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

12.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to (i) for the first two months of holdover, one hundred twenty-five percent (125%) of the Rent in effect during the last thirty (30) days of the Term, and (ii) thereafter, one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term.

12.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

12.4. The foregoing provisions of this Section 12 are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

13. Taxes on Tenant’s Property.

13.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

13.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building or the Property is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed valued of the Building or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

13.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 13.2 above. Any such excess assessed valuation due to improvements in or alterations to space in the Building leased by other tenants of Landlord shall not be included in the Operating Expenses defined in Section 7, but shall be treated, as to such other tenants, as provided in this Section 13.3. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

14. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business, except as otherwise provided in Section 4.1 above. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

15. Common Areas and Parking Facilities.

15.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit D, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

15.2. Tenant shall have a non-exclusive license to use parking facilities serving the Building in common on an unreserved basis with other tenants of the Building and the Project at no additional cost to Tenant, at a ratio of three and three tenths (3.3) parking spaces per one thousand (1,000) square feet of Rentable Area of the Premises, which amounts to 152 parking spaces as of the Term Commencement Date, which number shall include eight (8) reserved parking spaces (the “Reserved Spaces”) for Tenant’s exclusive use on the side of the Building that faces Guadalupe Canyon Parkway (provided that (a) Tenant shall only have the right to have the Reserved Spaces on an exclusive basis for so long as Tenant provides services at the Premises to patients with heart conditions, (b) Tenant shall have the right to install signage marking the Reserved Spaces, subject to Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay, (c) Tenant shall maintain any such signage at its sole cost and expense and (d) Tenant shall remove any such signage at its sole cost and expense and repair any damage caused by such removal if Tenant is no longer entitled to exclusive use of the Reserved Spaces pursuant to the terms of this Section 15.2).

15.3. Subject to Tenant’s rights under Section 15.2 above, Tenant agrees to comply with all reasonable rules and regulations adopted by Landlord with respect to the use of the parking facilities. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

15.4. Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property, provided that no such modifications may have a material adverse impact on Tenant’s access to or use and enjoyment of the Premises. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

16. Utilities and Services.

16.1. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion (to be determined by Landlord) of all charges of such utility jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent.

16.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from the failure to furnish any such utility or service due to Force Majeure. In the event of such failure, Tenant shall not be entitled to any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease.

16.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.

16.4. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including, without limitation, data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building as proportionately allocated to the Premises based upon Tenant’s Pro Rata Share as usually furnished or supplied for the use set forth in Section 2.12 or (b) exceed Tenant’s Pro Rata Share of the Building’s capacity to provide such utilities or services.

16.5. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent of Landlord for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6. Utilities and services provided by Landlord to the Premises shall be paid by Tenant directly to the supplier of such utility or service.

16.7. Landlord shall provide water in Common Areas for drinking and lavatory purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary drinking and lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

16.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or a failure by a third party to deliver gas, oil or another suitable fuel supply, or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.

16.9. Notwithstanding the provisions of Sections 16.2 or 16.8 to the contrary, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for more than one (1) business day as a result of an interruption of, or failure to provide, any utilities or services as described in Sections 16.2 and 16.4 (“Interruption of Service”) caused by the grossly negligent or intentionally wrongful acts or omissions of Landlord or any agent, contractor or employee of Landlord, the Basic Annual Rent and Additional Rent shall be abated proportionately with the degree to which Tenant’s use of the Premises is impaired commencing from the day immediately following such one (1) business day period and continuing until the Interruption of Service has been remedied.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed alteration, addition or improvement affects (a) any structural portions of the Building, including exterior walls, roof, foundation or core of the Building, (b) the exterior of the Building or (iii) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such alterations, additions or improvements, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord’s sole and absolute discretion. In seeking

Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for laydown areas and such other information concerning the nature and cost of the alterations as Landlord may reasonably request. Notwithstanding the foregoing, Tenant may, without Landlord’s consent but upon prior written notice to Landlord, make non-structural alterations and improvements to the interior of the Premises that do not affect the Building systems, provided that the cost does not exceed Fifty Thousand Dollars ($50,000) per each such alteration or improvement.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times.

17.4. Any work performed on the Premises or the Building by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc showing any changes in the Premises.

17.5. Before commencing any work, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work.

17.6. All alterations, permanently attached equipment, fixtures, additions and improvements, subject to Section 17.8, attached to or built into the Premises, made by either of the Parties, including, without limitation, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, and all items paid for with the Tenant Improvement Allowance, shall, unless, prior to such construction or installation, Landlord elects otherwise at the time Landlord gives its approval of such alterations, additions or improvements, become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof.

17.7. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

17.8. Tenant shall remove all of its personal property and trade fixtures (excluding any items paid for with the Tenant Improvement Allowance) from the Premises prior to the expiration of this Lease or promptly after the earlier termination of this Lease. If Tenant shall fail to remove any of such personal property or trade fixtures from the Premises prior to termination of this Lease (or, in the event of a termination pursuant to Section 22 or Section 23 hereof, within three (3) months following such termination), then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said property without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property. In the event of a termination of this Lease pursuant to Section 22 or Section 23 hereof, if Tenant has any personal property or trade fixtures (excluding any items paid for with the Tenant Improvement Allowance) in the Premises more than thirty (30) days after such termination, then commencing on the thirty-first (31st) day after such termination, Tenant shall pay a pro rata share of the Basic Annual Rent for that portion of the Premises containing such personal property or trade fixtures, which Basic Annual Rent shall be prorated for any partial months. Notwithstanding any other provision of this Section 17 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including, without limitation, the Tenant Improvements made pursuant to the Work Letter, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.9. Tenant shall pay to Landlord One Thousand Five Hundred Dollars ($1,500) plus Landlord’s reasonable out-of-pocket expenses to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision of all changes installed by Tenant or its contractors or agents, other than the initial Tenant Improvements. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.10. Within sixty (60) days after final completion of the Tenant Improvements (or any other alterations, improvement or additions performed by Tenant with respect to the Premises), Tenant shall submit to Landlord documentation showing the amounts expended by Tenant (other than funds that constitute the Tenant Improvement Allowance or Additional TI Allowance) with respect to such Tenant Improvements (or any other alterations, improvement or additions performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project, including, without limitation, roofing and covering materials, foundations, exterior walls, plumbing, fire sprinkler systems (if any), heating, ventilating, air conditioning, elevators, and electrical systems installed or furnished by Landlord. Any costs related to the repair or maintenance activities specified in this Section 18.1 shall be included as a part of Operating Expenses, unless such repairs or maintenance is required in whole or in part because of any negligent or wrongful act or omissions of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good of a condition as when received, ordinary wear and tear excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of Section 4 hereof

18.3. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4. Repairs under this Section 18 that are obligations of Landlord are subject to allocation among Tenant and other tenants as Operating Expenses, except as otherwise provided in this Section 18.

18.5. This Section 18 relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project and any related facilities. In the event of fire, earthquake, flood, vandalism, war or similar cause of damage or destruction, Section 22 shall apply in lieu of this Section 18.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within twenty (20) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Building be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement executed by Tenant record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Indemnification and Exculpation.

20.1. Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising from injury or death to any person or injury to any property occurring within or about the Premises, the Building or the Property arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross negligence of Landlord or any employee, agent or contractor of Landlord.

20.2. Notwithstanding any provision of Section 20.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, dan1age to personal property or scientific research, including, without limitation, loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 20.2.

20.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party, except to the extent caused by the willful misconduct or gross negligence of Landlord or any employee, agent or contractor of Landlord.

20.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

20.5. The provisions of this Section 20 shall survive the expiration or earlier termination of this Lease.

21. Insurance; Waiver of Subrogation.

21.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s lender, mortgagee or beneficiary (each, a “Lender”), if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building. Any costs incurred by Landlord pursuant to this Section 21.1 shall constitute a portion of Operating Expenses.

21.2. In addition, Landlord shall carry commercial general liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Project. Any costs incurred by Landlord pursuant to this Section 21.2 shall constitute a portion of Operating Expenses.

21.3. Tenant shall, at its own cost and expense, procure and maintain in effect, begi1ming on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and not less than One Million Dollars ($1,000,000) for property dan1age with respect to the Premises.

21.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies having a rating of not less than policyholder rating of A- and financial category rating of at least Class VIII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be subject to cancellation or reduction or diminishment except after thirty (30) days’ prior written notice to Landlord from the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

21.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry (a) insurance on Tenant’s leasehold improvements providing protection against all risks of physical damage or loss and (b) such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

21.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Project.

21.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 21.7. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section 21.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 21.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

21.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

22. Damage or Destruction.

22.1. In the event of a partial destruction of the Building or the Project by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (a) the damage thereto is such that the Building or the Project may be repaired, reconstructed or restored within a period of eight (8) months from the date of the happening of such casualty and (b) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Building or the Project, as applicable, and this Lease shall continue in full force and effect. Notwithstanding the foregoing, Landlord may not terminate this Lease pursuant to clause (b) of this Section 22.1 unless the cost of such repairs in excess of any deductible amount and any available insurance proceeds to restore the Building and other improvements on the Property exceeds Two Hundred Fifty Thousand Dollars ($250,000).

22.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 22.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

22.3. Within sixty (60) days following the date of damage or destruction, Landlord shall give written notice to Tenant either (a) of its election not to repair, reconstruct or restore the Building or the Project, as applicable, or (b) of the amount of time reasonably anticipated to be required to complete the repair, reconstruction and/or restoration of the Premises and the parking facilities of the Project.

22.4. Upon any termination of this Lease under any of the provisions of this Section 22, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to the Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

22.5. In the event of repair, reconstruction and restoration as provided in this Section 22, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

22.6. Notwithstanding anything to the contrary contained in this Section 22, if the time required to complete the repair, reconstruction and/or restoration of the Premises and the parking facilities of the Project exceeds eight (8) months from the date of damage or destruction, then Tenant may terminate this Lease by written notice of termination given no later than sixty (60) days after Landlord notifies Tenant as to how much time will be required to complete the repair, reconstruction and/or restoration of the Premises and the parking facilities of the Project.

22.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises, the Building or the Project that were originally provided at Landlord’s expense. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

22.8. Notwithstanding anything to the contrary contained in this Section 22, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Section 22 occurs during the last twelve (12) months of the Term or any extension hereof.

23. Eminent Domain.

23.1. In the event the whole of the Premises, or such part thereof as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

23.2. In the event of a partial taking of the Building or the Project, or of drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, (a) Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space and (b) Tenant may elect to terminate this Lease as of such taking if such taking has a material adverse effect on Tenant’s use and enjoyment of or access to the Premises or on Tenant’s use and enjoyment of the parking spaces allocated to Tenant under Section 15.2 above; provided that Landlord shall have thirty (30) days after receipt of written notice from Tenant stating Tenant’s election to termination this Lease to remedy any such material adverse effect; provided, further, that Landlord shall not be deemed to have remedied such material adverse effect by providing parking other than on the Property or adjoining property owned by Landlord or its affiliates.

23.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

23.4. If, upon any taking of the nature described in this Section 23, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises, the Building and the Project, as applicable, to substantially their same condition prior to such partial taking. To the extent such restoration is feasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased by a number, the numerator of which is the rental value of the Premises prior to such taking, and the denominator of which is the value of the Premises after such taking.

24. Defaults and Remedies.

24.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum of six percent (6%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by Applicable Laws. Notwithstanding the foregoing, the first occurrence of any delinquency in Tenant’s payment of Rent in any twelve (12) month period shall give rise to a late charge and interest only if Tenant fails to cure such delinquency within three (3) business days after written notice from Landlord thereof.

24.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

24.3. If Tenant fails to pay any sum of money (other than Basic Annual Rent or Rental Adjustments) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant continues for three (3) business days (with respect to a failure to pay money) or ten (10) business days (with respect to a failure to perform any other obligation) in each case after Landlord delivers notice to Tenant demanding performance by Tenant; or that such failure by Tenant unreasonably interfered with the use of the Building by any other tenant or with the efficient operation of the Building, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or highest rate permitted by Applicable Laws, whichever is less.

24.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) The abandonment or vacation of the Premises by Tenant;

(b) The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of three (3) business days after written notice thereof from Landlord to Tenant;

(c) The failure by Tenant to observe or perform any obligation or covenant contained herein (other than described in Subsections 24.4(a) and 24.4(b)) to be performed by Tenant, where such failure shall continue for a period of ten (10) business days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) business days to cure, Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten (10) business day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than ninety (90) days from the date of Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (the “Code”);

(g) Any involuntary petition if filed against Tenant under any chapter of the Code and is not dismissed within one hundred twenty (120) days;

(h) Failure to deliver an estoppel certificate in accordance with Section 29, which failure is not remedied within five (5) business days after Landlord gives Tenant a second written request to deliver such estoppel certificate; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section 24.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

24.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation:

(a) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 24.5(a) and 24.5(b), “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 24.1. As used in Subsection 24.5(c) above, the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus six (6) percentage points.

24.6. If Landlord does not elect to terminate this Lease as provided in Section 24.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

24.7. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, without limitation, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (a) alterations and repairs that Landlord deems reasonably necessary and advisable and (b) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

24.8. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

24.9. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

24.10. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

24.11. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure to continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

24.12. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail or by a reputable overnight courier (e.g., FedEx) to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

25. Assignment or Subletting.

25.1. Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises or any part hereof (each, a “Transfer”), without Landlord’s prior written consent, which consent Landlord may not unreasonably withhold; provided, however, that Tenant shall have the right to assign all or any portion of its interest under this Lease or sublet all or any portion of the Premises without Landlord’s consent to any parent, subsidiary or affiliate of Tenant; or any party that results from a merger or consolidation of Tenant; or any party that acquires all or substantially all of the assets or stock of Tenant (an “Allowable Transfer”). Any Transfer other than an Allowable Transfer shall be referred to herein as a “Subject Transfer”). Notwithstanding the foregoing, in no event shall Tenant be released from any of its obligations under this Lease.

25.2. In the event Tenant desires to effect a Transfer, then, at least twenty (20) days with respect to a sublease and at least thirty (30) days with respect to any other Transfer, but not more than ninety (90) days in any event, prior to the date when Tenant desires the Transfer to be effective (the “Assignment Date”), Tenant shall provide written notice to Landlord (the “Assignment Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Assignment Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. Tenant shall reimburse Landlord for all reasonable attorneys’ fees and other reasonable out-of-pocket costs incurred by Landlord in reviewing Tenant’s request for such Transfer.

25.3. Landlord, in determining whether consent should be given to a proposed Subject Transfer, may give consideration to the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), and any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications, seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code; provided that (a)

Landlord agrees to reasonably evaluate any proposed transferee’s, assignee’s or sublessee’s financial qualifications and (b) Landlord may only consider such financial qualifications in the event that, were the transfer, assignment or sublease to occur, Tenant would no longer occupy any portion of the Premises.

25.4. As conditions precedent to Landlord’s consent to a Subject Transfer, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Subject Transfer. Such evidence shall include, without limitation, evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including, without limitation, reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(d) If a Transfer of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay twenty-five percent (25%) of all of such excess to Landlord, prior to deductions for any transaction costs incurred by Tenant, including marketing expenses, tenant improvement allowances, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in Default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Any consent to such Transfer shall be effected on Landlord’s forms;

(g) There shall exist no uncured Default or Imminent Default hereunder of which Tenant has been given notice by Landlord.

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall not require any change to the Permitted Use;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(k) A list of Hazardous Materials (as defined in Section 39.7 below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 39.2.

25.5. Any Transfer that is not in compliance with the provisions of this Section 25 shall be void.

25.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Subject Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

25.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

25.8. [Intentionally omitted]

25.9. If Tenant sublets the Premises or any potion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.

26. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, then the prevailing party shall be entitled to have and recover from the non-prevailing party reasonable attorneys’ fees, charges and disbursements and costs of suit.

27. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

27.1. Those acts specified in the Code or other Applicable Laws as included within the meaning of adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

27.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

27.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

27.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

28. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property, in each case to the extent that the transferee, assignee or conveyee assumes in writing such covenants and obligations. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

29. Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit E, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

30. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

30.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

30.2. The term “Tenant” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including, without limitation, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

31. Limitation of Landlord’s Liability.

31.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project of which the Premises are a part, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project of which the Premises are a part.

31.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.

31.3. Each of the covenants and agreements of this Section 31 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

32. Project Control by Landlord.

32.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes, without limitation, Landlord’s right to subdivide the Project, convert the Building and other buildings within the Project to condominium units, grant easements and licenses to third parties, and maintain or establish ownership of the Building separate from fee title to the Property.

32.2. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided by this Lease.

32.3. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the last nine (9) months of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in Subsection 32.3(f) above, Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 32.3; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency involving risk of serious injury or damage to persons or property necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Except in the event of an emergency involving the risk of serious injury or damage to persons or property, any entry of the Premises pursuant to this Section 32.3 (other than for routine janitorial service) shall be arranged in advance with Tenant, and all such entries shall be guided by a Tenant representative; provided that Tenant shall make such a representative reasonably available. Under no circumstances shall any party be allowed to enter the reference lab located in the Premises, but parties shall be permitted to view the reference lab through an open door while standing outside the reference lab.

33. Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

34. Subordination and Attornment.

34.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

34.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord, subject to the delivery to Tenant, at no cost to Landlord, of a subordination, non-disturbance and attornment agreement from the holder of each such mortgage deed of trust or from such lessor substantially in the form attached as Exhibit F hereto, which requires such holder or lessor to accept this Lease, and not to disturb Tenant’s possession, so long as Tenant is not in default under this Lease (a “Subordination, Non-Disturbance and Attornment Agreement”). However, if any such mortgagee, beneficiary or landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after written request therefor, Tenant hereby constitutes and appoints Landlord as its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

34.3. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

34.4. Within thirty (30) days after the execution of this Lease by both parties, Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement in a form reasonably acceptable to Tenant executed by each holder of a mortgage or deed of trust covering the Premises. The execution and/or delivery by any such holder of such a Subordination, Non-Disturbance and Attornment Agreement is a condition precedent to Tenant’s obligations under this Lease, and Tenant shall have the right to terminate this Lease by written notice provided to Landlord within ten (10) days after the expiration of such initial thirty (30) day period, if such condition precedent is not satisfied in a timely manner; provided that Landlord shall have ten (10) business days after receipt of such written notice from Tenant to provide such Subordination, Non-Disturbance and Attornment Agreement to Tenant. If Tenant fails to timely terminate this Lease as set forth in the preceding sentence, Tenant shall be deemed to have waived its right to terminate this Lease pursuant to this Section 34.4. Landlord represents and warrants to Tenant that there is currently no ground lease to which Landlord is a party affecting the Premises.

35. Surrender.

35.1. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

35.2. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

35.3. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

36. Waiver and Modification. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

37. Waiver of Jury Trial and Counterclaims. The parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises, the Building or the Project; or any claim of injury or damage related to this Lease or the Premises, the Building or the Project.

38. [Intentionally omitted]

39. Hazardous Materials.

39.1. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant, its agents, employees, contractors or invitees. If (a) Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, the Building, the Project or any adjacent property, or (b) contamination of the Premises, the Building, the Project or any adjacent property by Hazardous Materials caused by Tenant or its agents, consultants, employees or invitees otherwise occurs during the term of this Lease or any extension or renewal hereof or holding over hereunder, then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Premises, the Building, the Project or any portion thereof; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or Project; damages arising from any adverse impact on marketing of space in the Premises, the Building or the Project; and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) that arise during or after the Term as a result of such breach or contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant results in any contamination of the Premises, the Building, the Project or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Building, the Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, the Building or the Project.

39.2. Landlord acknowledges that it is not the intent of this Section 39 to prohibit Tenant from operating its business as described in Section 2.12 above. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought onto the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises, the Building or the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authority for any storage tanks installed in, on or under the Premises, the Building or the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon Landlord’s written request, Tenant agrees that it shall enter into a written agreement with other tenants of the Building and the Project concerning the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the City of Brisbane (the “UBC”)) within the Building and the Project for the storage of Hazardous Materials. In the event that Tenant’s use of Hazardous Materials is such that it utilizes fire control areas in the Building or the Project in excess of Tenant’s Pro Rata Share of the Building or the Project, as applicable, as set forth in Section 2.8,

Tenant agrees that it shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than Tenant’s Pro Rata Share of the Building or the Project, as applicable.

39.3. Notwithstanding the provisions of Section 39.1 above, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take remedial action in connection with Hazardous

Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (ii) Tenant or any proposed transferee, assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

39.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and the Project to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees. Tenant shall pay all reasonable costs of such tests of the Premises.

39.5. If underground or other storage tanks storing Hazardous Materials are hereafter placed on the Premises by Tenant, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

39.6. Tenant’s obligations under this Section 39 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall continue to pay Rent in accordance with this Lease, which Rent shall be prorated daily.

39.7. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

39.8. Notwithstanding anything in this Section 39 to the contrary, Landlord shall indemnify Tenant for any pre-existing environmental conditions present at the Building upon the date Tenant takes possession of any portion of the Premises, whether to conduct Tenant’s normal business or to begin construction of tenant improvements. Tenant may engage, at its sole cost, an environmental consultant to conduct an environmental study in order to obtain a baseline of any pre-existing environmental conditions of the Premises; provided that Landlord shall not be deemed to have affirmed any data or conclusions reported in such study.

40. [Intentionally omitted]

41. Miscellaneous.

41.1. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.2. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.3. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.4. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

41.5. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

41.6. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.7. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.8. Landlord may, but shall not be obligated to, record this Lease or a short form memorandum hereof without Tenant’s consent. Neither party shall record this Lease. Tenant shall be responsible for the cost of recording any memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation.

41.9. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.10. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 41.10 shall in any way alter the provisions of this Lease restricting assignment or subletting.

41.11. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and shall be deemed delivered upon receipt or refusal of receipt. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.14 and 2.15, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

41.12. This Lease shall be governed by, construed and enforced in accordance with the laws of the State in which the Premises are located, without regard to such State’s conflict of law principles.

41.13. That individual or those individuals signing this Lease guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

41.14. To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. Landlord agrees to keep all of the foregoing financial statements and the information contained therein confidential and not to such disclose such documents or information to any person or entity, except to any purchasers of the Building or the Project, any lenders on the Building or the Project, any investors in Landlord, and to the respective accountants, attorneys and advisors of Landlord and of each of the foregoing parties, and except as may be required by law or by court order.

41.15. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

42. Options to Extend Term. Tenant shall have options (each, an “Option”) to extend the Term of this Lease upon the following terms and conditions:

42.1. Tenant shall have two (2) consecutive Options to extend the Term of this Lease by three (3) years each on the same terms and conditions as this Lease. Basic Annual Rent shall equal ninety-five percent (95%) of the fair market value (“FMV”) for comparable office/research and development projects in the Brisbane/Peninsula market as of the date Tenant exercises the respective Option, increased on each annual anniversary of the commencement of each extended term by such percentage, if any, that constitutes a market rate annual increase for such market. In the event that Landlord and Tenant disagree as to the FMV, they shall hire an appraiser reasonably acceptable to both parties, the cost of which shall be split equally by Landlord and Tenant, which appraiser’s decision as to the FMV shall be binding on both parties.

42.2. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer an Option, either separately or in conjunction with an assignment or transfer of Tenant’s interest in this Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

42.3. The Options are conditional upon Tenant giving Landlord written notice of its election to exercise the applicable Option at least nine (9) months prior to the end of the expiration of the then-current Term of this Lease.

42.4. Notwithstanding anything contained in this Section 42, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after an event of Default as described in Section 24 of the Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has committed a Default two (2) or more times and a service or late charge has become payable under Section 24.1 for each of such Defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant cures such Defaults within any applicable cure period.

42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease three (3) or more times and a service or late charge under Section 24.1 has become payable for any such default, whether or not Tenant has cured such defaults.

43. Right of First Refusal. During the first (1st) three (3) years after the Term Commencement Date, Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises in the Building for which Landlord is seeking a tenant (“Available Premises”). In the event Landlord receives a bonafide offer to lease from a third party tenant the Available Premises, which offer is acceptable to Landlord in its sole and absolute discretion, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the material terms and conditions of a proposed lease to Tenant of the Available Premises, which shall be the same as the terms of the bonafide offer, except that the term of any lease entered into by Tenant with respect to the Available Premises shall be coterminous with the Term.

43.1. Within five (5) business days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease the Available Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within said five (5) business day period, then Tenant shall be deemed to have elected not to lease the Available Premises.

43.2. If Tenant timely notifies Landlord that Tenant elects to lease the Available Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

43.3. If Tenant notifies Landlord that Tenant elects not to lease the Available Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the five (5) business day period described above, then Landlord shall have the right to consummate the lease of the Available Premises on the same terms as set forth in the Notice of Offer to a third party tenant.

43.4. Notwithstanding anything in this Section 43 to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in Default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Tenant has committed a Default two (2) or more times during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR, whether or not Tenant cures such Defaults within any applicable cure period.

43.5. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion; provided, however, that Landlord’s consent shall not be required for Tenant’s assignment of the ROFR in connection with an Allowed Transfer.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-BAYSHORE BOULEYARD LLC, a Delaware limited liability company

By:	/s/ Gary A. Kreitzer
	Name:	Gary A. Kreitzer
	Title:	Executive Vice President

Dated: May 1, 2006

TENANT:

EXPRESSION DIAGNOSTICS, INC., a Delaware corporation

By:	/s/ Pierre G. Cassigneul
	Name:	Pierre G. Cassigneul
	Title:	CEO

Dated: May 2, 2006

Exhibit A

Xdx Space
Common Space
Shipping and Receiving
InterMune Building

1. FIRST LEVEL - FLOOR PLAN - TOTAL BUILD OUT

3200 BAYSHORE BLVD
BRISBANE, CA

DEVCON CONSTRUCTION INCORPORATED

FIRST LEVEL : FLOOR PLAN

SHEET NO.

SK-1δ

Exhibit A

Page 2 of 2

3280 BAYSHORE BLVD
BRISBANE, CA
DEVCON
CONSTRUCTION INCORPORATED
Not occupied
Not occupied
1. SECOND LEVEL - FLOOR PLAN
SECOND LEVEL :
FLOOR PLAN
TI-2.1

PGC

EXHIBIT B

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [            ], 20[    ], with reference to that certain Lease (the “Lease”) dated as of [            ], 2006, by EXPRESSION DIAGNOSTICS, INC., a Delaware corporation (“Tenant”), in favor of BMR-BAYSHORE BOULEYARD LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Premises on [            ], 2006.

2. The Premises are in good order, condition and repair.

3. The Tenant Improvements required to be constructed by Landlord under the Lease have been substantially completed.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5. In accordance with the provisions of Section 4.2 of the Lease, the Term Commencement Date is [            ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Lease Expiration Date shall be [            ], 20[    ].

6. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [                    ]].

7. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

8. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [            ], 20[    ].

9. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

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EXHIBIT B

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of [            ], 20[    ].

TENANT:

EXPRESSION DIAGNOSTICS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT B

EXHIBIT D

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREYAIL.

1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, which window, door or windowsill is (a) visible from the exterior of the Premises and (b) not included in plans approved by Landlord, then Tenant shall promptly remove said curtains, blinds, shades, screens or hanging plants or other similar objects at its sole cost and expense.

3. Tenant shall not obstruct any sidewalks or entrances to the Building, or any halls, passages, exits, entrances or stairways within the Premises, in any case that are required to be kept clear for health and safety reasons.

4. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) that is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and other tenants of the Building.

6. Tenant shall not use any method of heating or air conditioning other than that shown in the Tenant Improvement plans.

7. Tenant shall not install any radio, television or other antenna, cell or other communications equipment, or any other devices on the roof or exterior walls of the Premises except to the extent shown on approved Tenant Improvements plans. Tenant shall not interfere with radio, television or other communications from or in the Premises or elsewhere.

EXHIBIT D

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited, and Tenant shall cooperate to prevent such activities.

9. Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in designated receptacles outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal.

10. The Premises shall not be used for any improper or immoral purpose. No cooking shall be done or permitted on the Premises, except in accordance with (a) the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease and (b) Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant.

15. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease.

16. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Landlord shall provide written notice to Tenant of such rules and regulations prior to them taking effect. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord.

17. Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT D

EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-BAYSHORE BOULEVARD LLC
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
Attention: General Counsel

BioMed Realty, L.P.
c/o BioMed Realty Trust, Inc.
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128

Re:	The Premises (the “Premises”) at 3260 Bayshore Boulevard, Brisbane, California (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [            ], 2006. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [                    ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [            ], 20[    ].

2. Tenant took possession of the Premises, currently consisting of [            ] square feet, on [            ], 20[    ], and commenced to pay rent on [            ], 20[    ]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, a11d does not hold the Premises under an assignment or sublease[, except as follows: [            ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [            ], 20[    ]. There is no prepaid rent[, except $[        ]], and the amount of security deposit is $[        ] in the form of a letter of credit. Tenant currently has no right to any future rent abatement under the Lease.

4. Base rent is currently payable in the amount of $[        ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[        ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [            ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

EXHIBIT E

7. The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [            ]].

8. [Tenant has the following expansion rights or options for the Property: [            ].][Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of the Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], BMR-Bayshore Boulevard LLC, BioMed Realty, L.P., BioMed Realty Trust, Inc., and any mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [            ] day of, [            ], 20[    ].

[ ], a [ ]

By:
Name:
Title:

EXHIBIT E

EXHIBIT F

FORM OF SUBORDINATION, NON DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY WHEN RECORDED MAIL TO The Northwestern Mutual Life Ins. Co. 720 East Wisconsin Ave. - Rm N16WC Milwaukee, WI 53202 Attn:

Loan No.        SPACE ABOVE THIS LINE FOR RECORDER’S USE

NON DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT is entered into as of             , 20    , between             , whose mailing address is             , (“Tenant”),             , whose mailing address is             , (“Borrower”), and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lender”), whose address for notices is 720 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Real Estate Investment Department, Reference Loan No.             .

RECITALS

A. Tenant is the lessee or successor to the lessee, and Borrower is the lessor or successor to the lessor under a certain lease dated             , 20    (the “Lease”).

B. Lender has made, or will make, a mortgage loan to be secured by a mortgage, deed to secure a debt or deed of trust from Borrower for the benefit of Lender (as it may be amended, restated or otherwise modified from time to time, the “Lien Instrument”) encumbering the fee title to and/or leasehold interest in the land described in Exhibit A attached hereto and the improvements thereon (collectively, the “Property”), wherein the premises covered by the Lease (the “Demised Premises”) are located.

C. Borrower and Lender have executed, or will execute, an Absolute Assignment of Leases and Rents (the “Absolute Assignment”), pursuant to which (i) the Lease is assigned to Lender and (ii) Lender grants a license back to Borrower permitting Borrower to collect all rents, income and other sums payable under the Lease until the revocation by Lender of such license, at which time all rents, income and other sums payable under the Lease are to be paid to Lender.

EXHIBIT F

D. Lender has required the execution of this Agreement by Borrower and Tenant as a condition to Lender making the requested mortgage loan or consenting to the Lease.

E. Tenant acknowledges that, as its consideration for entering into this Agreement, Tenant will benefit by entering into an agreement with Lender concerning Tenant’s relationship with any purchaser or transferee of the Property (including Lender) in the event of foreclosure of the Lien Instrument or a transfer of the Property by deed in lieu of foreclosure (any such purchaser or transferee and each of their respective successors or assigns is hereinafter referred to as “Successor Landlord”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, Borrower and Lender agree as follows:

1. Tenant and Borrower agree for the benefit of Lender that:

(a)	Tenant shall not pay, and Borrower shall not accept, any rent or additional rent more than one month in advance;

(b)	Except as specifically provided in the Lease, Tenant and Borrower will not enter into any agreement for the cancellation of the Lease or the surrender of the Demised Premises without Lender’s prior written consent;

(c)	Tenant and Borrower will not enter into any agreement amending or modifying the Lease without Lender’s prior written consent, except for amendments or modifications specifically contemplated in the Lease for confirming the lease commencement date, the rent commencement date, the term, the square footage leased, the renewal or extension of the Lease, or the leasing of additional space at the Property;

(d)	Tenant will not terminate the Lease because of a default thereunder by Borrower unless Tenant shall have first given Lender written notice and a reasonable opportunity to cure such default;

(e)	Tenant, upon receipt of notice from Lender that it has exercised its rights under the Absolute Assignment and revoked the license granted to Borrower to collect all rents, income and other sums payable under the Lease, shall pay to Lender all rent and other payments then or thereafter due under the Lease, and any such payments to Lender shall be credited against the rent or other obligations due under the Lease as if made to Borrower;

(f) Tenant will not conduct any dry cleaning operations on the Demised Premises using chlorinated solvents nor will Tenant use any chlorinated solvents in the operation of their business on the Demised Premises. Notwithstanding the above, Tenant’s use and storage of a product which contains no more than sixteen (16) ounces of chlorinated solvents, in solution or in pure form, shall not violate

EXHIBIT F

this prohibition if, and only if, (i) Tenant’s use, storage, and the ultimate disposal, of said solvents is at all times in compliance with applicable law; (ii) said solvents are acquired and kept in prepackaged containers; and (iii) tenant keeps no more than one (1) prepackaged container of said solvents on the Property; and

(g)	Tenant shall pay any and all termination fees due and payable under the Lease directly to Lender.

2. The Lease is hereby subordinated in all respects to the Lien Instrument and to all renewals, modifications and extensions thereof, subject to the terms and conditions hereinafter set forth in this Agreement, but Tenant waives, to the fullest extent it may lawfully do so, the provisions of any statute or rule of law now or hereafter in effect that may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease or the obligations of Tenant thereunder by reason of any foreclosure proceeding.

3. Borrower, Tenant and Lender agree that, unless Lender shall otherwise consent in writing, the fee title to, or any leasehold interest in, the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in Borrower or Tenant or any third party by purchase, assignment or otherwise.

4. If the interests of Borrower in the Property are acquired by a Successor Landlord:

(a)	If Tenant shall not then be in default in the payment of rent or other sums due under the Lease or be otherwise in material default under the Lease, the Lease shall not terminate or be terminated and the rights of Tenant thereunder shall continue in full force and effect except as provided in this Agreement;

(b)	Tenant agrees to attorn to Successor Landlord as its lessor; Tenant shall be bound under all of the terms, covenants and conditions of the Lease for the balance of the term thereof, including any renewal options which are exercised in accordance with the terms of the Lease;

(c)	The interests so acquired shall not merge with any other interests of Successor Landlord in the Property if such merger would result in the termination of the Lease;

(d)	If, notwithstanding any other provisions of this Agreement, the acquisition by Successor Landlord of the interests of Borrower in the Property results, in whole or part, in the termination of the Lease, there shall be deemed to have been created a lease between Successor Landlord and Tenant on the same terms and conditions as the Lease, except as modified by this Agreement, for the remainder of the term of the Lease with renewal options, if any; and

EXHIBIT F

(e)	Successor Landlord shall be bound to Tenant under all of the terms, covenants and conditions of the Lease, and Tenant shall, from and after Successor Landlord’s acquisition of the interests of Borrower in the real estate, have the same remedies against Successor Landlord for the breach of the Lease that Tenant would have had under the Lease against Borrower if the Successor Landlord had not succeeded to the interests of Borrower; provided, however, that Successor Landlord shall not be:

(i)	Liable for the breach of any representations or warranties set forth in the Lease or for any act, omission or obligation of any landlord (including Borrower) or any other party occurring or accruing prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises, except for any repair and maintenance obligations of a continuing nature as of the date of such acquisition;

(ii)	Liable for any obligation to construct any improvements in, or make any alterations to, the Demised Premises, or to reimburse Tenant by way of allowance or otherwise for any such improvements or alterations constructed or made, or to be constructed or made, by or on behalf of Tenant in the Demised Premises;

(iii)	Subject to any offsets or defenses which Tenant might have against any landlord (including Borrower) prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises;

(iv)	Liable for the return of any security deposit under the Lease unless such security deposit shall have been actually deposited with Successor Landlord;

(v)	Bound to Tenant subsequent to the date upon which Successor Landlord transfers its interest in the Demised Premises to any third party;

(vi)	Liable to Tenant under any indemnification provisions set forth in the Lease; or

(vii)	Liable for any damages in excess of Successor Landlord’s equity in the Property.

The provisions of this paragraph shall be effective and self-operative immediately upon Successor Landlord succeeding to the interests of Borrower without the execution of any other instrument.

EXHIBIT F

5. Tenant represents and warrants that Tenant, all persons and entities owning (directly or indirectly) an ownership interest in Tenant and all guarantors of all or any portion of the Lease: (i) are not, and shall not become, a person or entity with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) are not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

6. This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors in interest. In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors and assigns, and shall remain in full force and effect notwithstanding any renewal, extension, increase, or refinance of the indebtedness secured by the Lien Instrument, without further confirmation. Upon recorded satisfaction of the Lien Instrument, this Agreement shall become null and void and be of no further effect.

EXHIBIT F

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:

By:

Attest:
Secretary

STATE OF	)
)ss.
COUNTY OF	)

On                     , before me,                     , personally appeared                      personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

Name (typed or printed)

(Signatures of Borrower and Lender continued on following pages)

EXHIBIT F

(Signatures continued)

BORROWER:

By:

Attest:
Secretary

STATE OF	)
)ss.
COUNTY OF	)

On                     , before me,                     , personally appeared                      personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

Name (typed or printed)

(Signatures of Lender continued on following pages)

EXHIBIT F

LENDER:	THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

By: Northwestern Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate and authorized representative

By:
, Managing Director

Attest:
, Assistant Secretary

STATE OF WISCONSIN	)
)ss.
COUNTY OF MILWAUKEE	)

The foregoing instrument was acknowledged before me this      day of             , 200    , by                      and                      the Managing Director and Assistant Secretary respectively, of Northwestern Investment Management Company, LLC, on behalf of THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY and acknowledged the execution of the foregoing instrument as the act and deed of said corporation.

My commission expires:

Notary Public

This instrument was prepared by                     , Attorney, for The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, WI 53202.

EXHIBIT F

EXHIBIT G

WORK LETTER

This Work Letter (the “Work Letter”) is made and entered into as of April 27, 2006, by and between BMR-BAYSHORE BOULEYARD LLC, a Delaware limited liability company (“Landlord”), and EXPRESSION DIAGNOSTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of April 27, 2006 (the “Lease”), by and between Landlord and Tenant for the Premises located at 3260 Bayshore Boulevard Brisbane, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Tenant’s Authorized Representative. Tenant designates Vikram Jog, Steve Langford and Avi Kulkarni (each, “Tenant’s Authorized Representative”) as the persons authorized to initial all plans, drawings, changes orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by any Tenant’s Authorized Representative.

1.2. Schedule. The schedule for design and development of Tenant’s Work (as hereinafter defined), including, without limitation, the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule prepared by Tenant (the “Schedule”), which Schedule shall be subject to Landlord’s reasonable approval. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Architects and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of Tenant’s Work shall be selected by Tenant and approved by Landlord. Landlord’s approval of the same shall not be unreasonably withheld. Tenant agrees that it shall obtain bids from, among others, ACCO as its HVAC design/build contractor, KDS Plumbing as the plumbing design/build contractor and Cupertino Electric as its electrical design/build contractor.

2. Tenant’s Work.

2.1. Tenant Work Plans. All work to be performed on the Premises shall be performed by Tenant (“Tenant’s Work”) at Tenant’s sole cost and expense and without cost to Landlord (except for the Total TI Allowance) and in accordance with the Approved Plans (as defined below). The quality of Tenant’s Work shall be of a nature and character not less than (a) the quality of the tenant improvements in place at the Building and the Project as of the date of the Lease and (b) Landlord’s building standards. Tenant shall submit such design drawings, plans and specifications as Landlord may reasonably request (the “Tenant Work Plans”). Tenant shall prepare and submit to Landlord for approval schematics covering Tenant’s Work prepared in conformity with the applicable provisions of this Work Letter (the “Draft Plans”). The Draft Plans shall contain sufficient information and detail to accurately describe Tenant’s proposed design to Landlord and such other information as Landlord may reasonably request. Tenant shall be solely responsible for ensuring that the Tenant Work Plans and the Draft Plans satisfy Tenant’s obligations for Tenant’s Work.

EXHIBIT G

2.2. Landlord Approval of Plans. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Plans whether Landlord approves or objects to the Draft Plans and of the manner, if any, in which the Draft Plans are unacceptable. Landlord shall not object to any Draft Plans that satisfy the requirements set forth in Section 2.1. If Landlord objects to the Draft Plans, then Tenant shall revise the Draft Plans and cause Landlord’s objections to be remedied in the revised Draft Plans. Tenant shall then resubmit the revised Draft Plans to Landlord for approval. Landlord’s approval of or objection to revised Draft Plans and Tenant’s correction of the same shall be in accordance with this Section 2.2, until Landlord has approved the Draft Plans in writing. The iteration of the Draft Plans that is approved by Landlord without objection shall be referred to herein as the “Approved Plans.”

2.3. Completion of Tenant’s Work. Tenant shall perform and complete Tenant’s Work (a) in strict conformance with the Approved Plans, (b) otherwise in compliance with the Lease and (c) in accordance with Applicable Laws, Landlord’s insurance carriers and the board of fire underwriters having jurisdiction over the Project and the Premises. Completion of Tenant’s Work shall be subject to Landlord’s reasonable approval.

2.4. Conditions to Performance of Tenant’s Work. Prior to the commencement of Tenant’s Work, Tenant shall submit to Landlord for Landlord’s approval (which approval Landlord shall not unreasonably withhold) a list (the “Contractor List”) of project managers, contractors and subcontractors that will perform Tenant’s Work. Landlord shall give Tenant notice in writing of its approval or disapproval of the Contractor List with five (5) business days after Landlord’s receipt of the same. If Landlord disapproves of one or more parties on the Contractor List, Tenant shall revise the Contractor List and resubmit the same to Landlord for Landlord’s approval in accordance with the preceding two sentences. For all subcontracts in excess of One Hundred Thousand Dollars ($100,000), Tenant shall require its general contractor to provide Tenant with at least three (3) competitive bids.

2.5. Requests for Consent. Landlord shall respond to all requests for consents, approvals or directions made by Tenant pursuant to this Work Letter within five (5) business days following Landlord’s receipt of such request. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord.

3. Tenant’s Construction Obligations Shall Not Delay Commencement of the Term. Notwithstanding any Tenant Work to be performed by Tenant, the commencement of the Term and Tenant’s obligation to pay Rent shall not, under any circumstance, be extended or delayed, except to the extent that completion of the Tenant Work is delayed caused by Force Majeure or by Landlord’s failure to comply in a timely manner with its obligations under the Lease or this Work Letter. Tenant shall perform promptly such of its obligations contained in this Work Letter as are to be performed by it. Tenant shall also observe and perform all of its obligations under this Lease from the Term Commencement Date.

4. Completion of Tenant’s Construction Obligations. Tenant, at its sole cost and expense (except for the Tenant Improvement Allowance), shall complete Tenant’s Work described in this

EXHIBIT G

Work Letter in all respects in accordance with the provisions of the Lease and this Work Letter. Tenant’s Work shall be deemed completed at such time as Tenant, at its sole cost and expense (except for the Tenant Improvement Allowance) shall furnish to Landlord (a) evidence satisfactory to Landlord that (i) all Tenant’s Work has been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each Major Subcontractor’s and Major Supplier’s final waivers and releases of liens), (ii) all Tenant’s Work has been accepted by Landlord, (iii) any and all liens related to Tenant’s Work have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to Tenant’s Work are outstanding, (b) all certifications and approvals with respect to Tenant’s Work that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (c) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (d) a certificate from Tenant’s architect certifying that all work described in the Approved Plans is substantially complete, which certificate may be in the form of AIA Document 0704, and (e) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to Tenant’s Work. As used herein, the term “Major Subcontractor” shall mean any subcontractor who performs work in connection with Tenant’s Work for compensation in excess of $10,000, and the term “Major Supplier” shall mean any material supplier who supplies materials in connection with Tenant’s Work for a purchase price in excess of $25,000.

5. Insurance. Prior to commencing Tenant’s Work, Tenant shall provide, or shall cause Tenant’s contractors and subcontractors to provide, to Landlord, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance in the following amounts, upon the following terms and conditions:

5.1. Builders’ All-Risk Insurance. At all times during the period beginning with commencement of construction of Tenant’s Work and ending with final completion of Tenant’s Work, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s All-Risk Form, insuring the Landlord Parties and Tenant’s contractors, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, Tenant’s Work or any temporary structures on the Premises, or is adjacent thereto. Said Builder’s All-Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and its affiliates, agents and employees.

5.2. Workers’ Compensation. At all times during the period of construction of Tenant’s Work, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory Workers’ Compensation insurance as required by Applicable Laws.

6. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, and for any and all damages to property caused by, resulting from or arising out of

EXHIBIT G

any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees in the prosecution of Tenant’s Work. Tenant agrees to indemnify, defend, protect and save free and harmless Landlord and Landlord’s affiliates, agents and employees from and against all losses and expenses, including reasonable attorneys’ fees and expenses, that Landlord may incur as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such claims or lawsuits; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by the gross negligence or willful misconduct of Landlord or any agent, contractor or employee of Landlord. Any deficiency in design or construction of Tenant’s Work shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing. All material and equipment furnished by Tenant as Tenant’s Work shall be new or “like new” and Tenant’s Work shall be performed in a first-class, workmanlike manner.

7. Tenant Improvement Allowance.

7.1. Application of Tenant Improvement Allowance and Additional TI Allowance. Landlord shall contribute the Tenant Improvement Allowance (and, if requested by Tenant, the Additional TI Allowance) toward the costs and expenses incurred in connection with the performance of Tenant’s Work, in accordance with the terms and provisions of the Lease.

7.2. Approval of Budget for Tenant’s Work. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to advance to Tenant any portion of the Tenant Improvement Allowance or the Additional TI Allowance until Landlord shall have approved in writing the budget for the Tenant’s Work (the “Approved Budget”), which approval Landlord shall not unreasonably withhold. Tenant shall have the right to modify the Approved Budget at any time and from time to time, subject to Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; thereafter the modified Approved Budget shall be deemed to be the “Approved Budget.” Prior to Landlord’s approval of the initial Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with Tenant’s Work as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to Tenant’s Work that exceed either (a) the amount of the Tenant Improvement Allowance (and, if requested by Tenant, the Additional TI Allowance), other than pursuant to Section 8.2, or (b) the Approved Budget, either on a line item or overall basis, provided, however, that Tenant shall have the right to apply cost savings in any one or more line items (not to exceed ten percent (10%) of any such line item) to any other line item(s).

7.3. Advance Requests. Upon submission by Tenant to Landlord of (a) a statement (an “Advance Request”) setting forth the total amount requested, (b) a detailed summary of the Tenant’s Work performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect), (c) lien releases from the general contractor and each Major Subcontractor and Major Supplier with respect to the portion of Tenant’s Work corresponding to the Advance Request, then Landlord shall, within five (5) business days following receipt by Landlord of an Advance Request and the accompanying materials required by this Section 7.3, advance to Tenant the amount set forth in such Advance Request; provided, however, that, with respect to any Advance Requests subject to the limits set forth in Section 7.2, Landlord shall advance to Tenant the requested amount as limited by Section 7.2.

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7.4. Application of the Tenant Improvement Allowance and Additional TI Allowance. Tenant may apply the Tenant Improvement Allowance (and, if requested by Tenant, the Additional TI Allowance) for the payment of construction and other costs (including, without limitation, standard laboratory improvements; finishes; building fixtures; building permits; project management fees; installation costs for Tenant’s electrical, telephone and data cabling and wiring, and related connect charges; and architectural, engineering, design and consulting fees), in each case as reflected in the Approved Plans. In no event shall the Tenant Improvement Allowance or the Additional TI Allowance be applied to the purchase of any furniture, personal property or other non-building system equipment.

8. Changes. Any changes to Tenant’s Work (each, a “Change”) requested by Landlord or Tenant after Landlord approves the Approved Plans in writing shall be requested and instituted in accordance with the provisions of this Section 8 and shall be subject to the reasonable written approval of the other party.

8.1. Changes Requested by Tenant.

(a) Tenant may request Changes after Landlord approves the Approved Plans by notifying Landlord thereof in writing in substantially the same form as the AlA standard change order form (a “Tenant Change Order Request”), which Tenant Change Order Request shall detail the nature and extent of any requested Changes. Landlord agrees to either approve or disapprove with specific reasons for such disapproval within five (5) business days after receipt of such Change. If the nature of a Change requires revisions to the Approved Plans, then Tenant shall be solely responsible for the cost and expense of such revisions. Tenant Change Order Requests shall be signed by any Tenant’s Authorized Representative.

(b) Landlord shall approve or reject any Tenant Change Order Requests in accordance with to the procedures established pursuant to Section 2. If Landlord does not approve in writing a Tenant Change Order Request, then such Tenant Change Order Request shall be deemed rejected by Landlord, and Tenant shall not be permitted to alter Tenant’s Work as contemplated by such Tenant Change Order Request.

8.2. Changes Requested by Landlord. Landlord may request Changes after Landlord approves the Approved Plans by notifying Tenant thereof in writing landlord shall request such landlord changes by notifying tenant in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Order Request”), which Landlord Change Order Request shall detail the nature and extent of any requested Changes. If the nature of a Change requires revisions to the Approved Plans, then Landlord shall be solely responsible for the cost and expense of such revisions. Landlord shall reimburse Tenant for all additional costs and expenses payable by Tenant to complete Tenant’s Work due to a Landlord-requested Change in accordance with the payment provisions of this Work Letter. Notwithstanding the foregoing, Tenant shall not be required to make any Changes pursuant to this Section 8.2 that would have a material adverse impact on the construction schedule for Tenant’s Work or on the layout, quality or functionality (for Tenant’s purposes) of the Tenant Improvements.

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8.3. Preparation of Estimates. Tenant shall, before proceeding with any Change, using commercially reasonable efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Tenant Change Order Request to Landlord or receipt of a Landlord Change Order Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant Change Order Request, approve or reject such Tenant Change Order Request in writing, or (b) in the case of a Landlord Change Order Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-requested Change.

9. Miscellaneous.

9.1. Headings, Etc. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

9.2. Time of the Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

9.3. Covenants. Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

9.4. Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

9.5. Entire Agreement. The terms of this Work Letter are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement, other than the Lease.

9.6. Invalid Provisions. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

9.7. Construction. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

9.8. Assigns. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 9.8 shall in any way alter the provisions of the Lease restricting assignment or subletting.

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9.9. Authority. That individual or those individuals signing this Work Letter guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

9.10. Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-BAYSHORE BOULEYARD LLC, a Delaware limited liability company

By:
	Name:	Gary A. Kreitzer
	Title:	Executive Vice President

TENANT:

EXPRESSION DIAGNOSTICS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT G